EXHIBIT 99.1

FedFirst Financial Corporation Announces 50% Increase to Quarterly Cash Dividend

MONESSEN, Pa., May 23, 2013 (GLOBE NEWSWIRE) -- FedFirst Financial Corporation (the "Company") (Nasdaq:FFCO) today announced that its Board of Directors has approved a 50% increase in the quarterly cash dividend from $0.04 to $0.06 per outstanding share of common stock. The dividend will be paid on or about June 28, 2013 to stockholders of record as of the close of business on June 14, 2013.

"Our Board of Directors is proud of the financial performance of the Company and was unanimous in approving this 50% increase in quarterly cash dividends," commented Patrick G. O'Brien, President and Chief Executive Officer. "The Company delivered a record performance in 2012 and announced record first quarter 2013 earnings. The Company's strong capital position enabled us to provide a higher dividend, which is in keeping with management's commitment to increase shareholder value and return. The dividend, when annualized, represents approximately 23% of net income achieved for the last twelve months."

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.

CONTACT: Patrick G. O'Brien
         President and Chief Executive Officer
         (724) 684-6800